Exhibit 2.1

__________________________________

SALE AND PURCHASE AGREEMENT

__________________________________

among

SPX TECHNOLOGIES, INC.,

SPX, LLC,

THE MARLEY-WYLAIN COMPANY, LLC,

SPX COOLING TECHNOLOGIES, LLC,

and

CANVAS HOLDCO, LLC

Dated as of November 1, 2022

i

i

ii

SCHEDULES

1.01(a)	Claims Database
1.01(b)	Covered European Asbestos Matters
1.01(c)	Seller’s Knowledge
1.01(d)	Operations and Investment

SELLER DISCLOSURE SCHEDULE

3.01	Organization, Authority and Qualification of the Seller
3.02	Ownership of Company Interests
3.03	No Conflict
3.04	Governmental Consents and Approvals
3.05	Company Accounts
3.06	Absence of Certain Changes or Events
3.07	Compliance with Laws
3.08	Employee Matters
3.09	Affiliate Transactions
3.10	Taxes
3.11	Material Contracts
3.12	Real Property
3.13	Asbestos Claims
3.14	Insurance Coverage
3.15	Brokers
5.07	Investment and Operation

iii

SALE AND PURCHASE AGREEMENT, dated as of November 1, 2022, among SPX Technologies, Inc., a Delaware corporation (the “Seller”), SPX, LLC, a Delaware limited liability company (the “Company”), The Marley-Wylain Company, LLC, a Delaware limited liability company (“Marley-Wylain”), SPX Cooling Technologies, LLC, a Delaware limited liability company (“SPXCT”, and together with the Company and Marley-Wylain, the “Company Entities”), and Canvas Holdco, LLC, a Delaware limited liability company (the “Purchaser”). The Seller, the Company Entities, and the Purchaser are each referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Seller is the sole owner of all of the issued and outstanding limited liability company membership interests of the Company (the “Company Interests”);

WHEREAS, the Company is the sole owner of all of the issued and outstanding limited liability company membership interests of Marley-Wylain and SPXCT;

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Company Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, prior to the execution and delivery of this Agreement, the Seller Cash Contribution (as defined herein) has been made to the Company Entities; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Kroll, LLC has delivered opinions to the boards of managers of each of the Company Entities, concluding that, among other things, the Company Entities are Solvent after giving effect to the sale and purchase of the Company Interests and the other transactions contemplated herein (the “Solvency Opinions”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, demand, action, claim, suit, countersuit, arbitration, subpoena, inquiry, proceeding, or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

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“Agreement” means this Sale and Purchase Agreement among the Parties (including the Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 8.07.

“Asbestos Claim” means any claim of Liability, whenever arising or asserted (before, on, or after the Closing), by any third party for Asbestos-Related Liabilities.

“Asbestos Insurance Programs” means any insurance policies, coverage-in place agreements, or other contracts of any SPX Historical Party, in each case to the extent relating to Asbestos Claims.

“Asbestos Insurance Rights” means any rights under insurance policies, coverage-in place agreements, or other contracts or rights relating to insurance policies under which any SPX Historical Party has rights as an insured, additional insured, successor, beneficiary, or otherwise, in each case if and to the extent that they provide coverage, rights to coverage, the benefits of waivers or releases by others to claims for coverage, or other insurance-related benefits for or relating to Asbestos Claims.

“Asbestos-Related Liabilities” means any claim of Liability, losses or damages by a third party whenever arising or asserted (before, on, or after the Closing), litigation, costs and expenses, interest, awards, judgments, and penalties (including reasonable attorneys’ fees and expenses), directly or indirectly, arising in whole or in part from, or attributable in whole or in part to (by operation of law, or otherwise):

(a) the actual or alleged exposure of any person in the United States or, in respect of the Covered European Asbestos Matters, in Europe to asbestos or asbestos-containing materials (i) in any product actually or allegedly manufactured, assembled, designed, marketed, sold, handled, used, specified, recommended, branded, endorsed, disturbed, disposed of, removed, installed, or distributed by, or on behalf of, any SPX Historical Party, or (ii) relating to services instructions, warnings, recommendations, actions, or operations, provided, completed or performed (or that allegedly should have been provided, completed, updated, or performed but allegedly were not) by, or on behalf of, any SPX Historical Party or resulting, directly or indirectly, from any of the foregoing, including, in each case, by or on behalf of, any SPX Historical Party’s terminated, divested, or discontinued businesses, operations, or activities;

(b) the actual or alleged exposure of any person to asbestos or asbestos-containing materials arising from the actual or alleged existence, operation, maintenance, use, assembly, design, sale, distribution, installation, handling, specification, recommendation, branding, endorsement, removal, or disposal of any asbestos or asbestos-containing materials present at, or adjacent to, any facility, building, manufacturing plant, or other real property formerly owned, leased, controlled, occupied, or utilized by any SPX Historical Party, or discontinued operation of, any SPX Historical Party, in each case in the United States in the United States or, in respect of the Covered European Asbestos Matters, in Europe;

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(c) any other actual or alleged exposure of any person in the United States or, in respect of the Covered European Asbestos Matters, in Europe to asbestos or asbestos-containing materials that is alleged to create a liability under contract or Law (including Law created or coming into force after the Closing) on the part of any SPX Historical Party, or discontinued operation of, any SPX Historical Party, whether or not arising from acts or omissions of such SPX Historical Party including (i) any alleged liability for conspiracy; voluntary or negligent undertaking; failure to warn of conduct by another Person or hazards associated with another Person’s products, actions, or omissions; common or joint enterprise; or market-share liability, (ii) any liability for actual or alleged involvement in industrial standard-setting, information-sharing, lobbying, or similar activities, or in enterprises organized for or conducting such activities, (iii) any liability for indemnification, contribution, or other reimbursement, whether under contract or under Law, and (iv) any liability as transferee of a Person having actual or alleged liability arising from or attributable to asbestos or asbestos-containing products or materials; or

(d) any asbestos-related claim, action, suit, inquiry, proceeding, or investigation in the United States or, in respect of the Covered European Asbestos Matters, in Europe, in each case that are made by any current or former employees (including under any worker compensation programs) of any SPX Historical Party, or discontinued operation of, any SPX Historical Party and any contractual, indemnification, or contribution obligations arising in the United States or, in respect of the Covered European Asbestos Matters, in Europe that may be owed to any third party by any SPX Historical Party, or discontinued operation of, any SPX Historical Party.

For purposes of this definition of “Asbestos-Related Liabilities”, (i) all references to “any SPX Historical Party” include any actual or alleged agent or predecessor of any SPX Entity or member of the Company Group (including any company that merged into any SPX Entity or any member of the Company Group in, or in connection with, the Reorganization Transactions or otherwise and any actual or alleged agent or predecessor thereof), (ii) “asbestos-containing” shall include products or materials in which asbestos fibers were, or are alleged to have been, an accidental, incidental, unknown, unintended, or undesired inclusion or contaminant, (iii) “materials” includes fibers, dust, waste, or other residue resulting from actions performed on, or the deterioration or decay of, asbestos-containing products or materials, and (iv) all references to actions, activities, or omissions by any SPX Historical Party include actions, activities, and omissions of any SPX Entity and any member of the Company Group occurring after the Closing.

“Assumed Environmental Liabilities” means Environmental Liabilities of SPX and the Company Entities solely to the extent related to the Lindberg site (304 Hart Street, Watertown, Wisconsin) up to an aggregate amount equal to $2,000,000.

“Assumed Liabilities” means all Asbestos-Related Liabilities, all Liabilities relating to, arising from, or attributable to, the Asbestos Insurance Programs, and Assumed Environmental Liabilities.

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“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in New York, New York, U.S.A.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116 136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020 22 and 2020 65), and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Claims Database” means the claims database managed by an external provider on behalf of the Company, as further described on Schedule 1.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company Entities.

“Confidential Information Memorandum” means the Confidential Information Memorandum provided to the Purchaser or any of its Representatives in connection with its evaluation of the transactions contemplated by this Agreement.

“Contract” means any legally binding note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement, pledge, subcontract, option, warranty, sublicense, arrangement or other contract commitment, instrument, obligation, undertaking, covenant, in each case, written or unwritten, and including all amendments, supplements, or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, or otherwise.

“Conveyance Taxes” means any sales, use, transfer, indirect transfer, gains, documentary, conveyance, stock transfer, registration, excise, real property transfer, ad valorem, stamp, stamp duty, recording, or other similar Tax, fee, or charge imposed by any Governmental Authority upon the sale, transfer, or assignment of real, personal, tangible or intangible property, or any interest therein, or upon the recording of any such sale, transfer, or assignment as a result of the transactions contemplated by this Agreement, together with any interest, additions, or penalties in respect thereof.

“Covered European Asbestos Matters” has the meaning set forth on Schedule 1.01(b).

“Disclosure Schedules” means the Seller Disclosure Schedule.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (statutory or otherwise), charge, or encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation, or other violation with respect to, intellectual property.

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“Environmental Law” means any Law, including common law, concerning or relating to pollution, the protection of the environment, health, or safety as such relate to Hazardous Materials, climate change, or greenhouse gasses, or threatened or endangered species or their habitats, including any such Law concerning or relating to the treatment, recycling, storage, use, handling, generation, transportation, Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Liabilities” means any losses, damages, claims, litigation, taxes, costs and expenses, interest, awards, judgments, and penalties (including reasonable attorneys’ fees and expenses) relating to, arising out of, or attributable to (by operation of law, or otherwise), (a) any violation of or noncompliance with any Environmental Law or Environmental Permit, (b) any Release or threatened Release of Hazardous Materials, (c) any Hazardous Materials that were sent to any third-party site, including for treatment, storage, disposal, or recycling, (d) any exposure of any person to Hazardous Materials, and (e) any demand, claim, action, investigation, proceeding, or litigation relating to the preceding clauses (a) - (d).

“Environmental Permit” means any material permit, approval, identification number, or license that the Company Group is required to possess pursuant to any applicable Environmental Law.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Excluded Company Liabilities” means all of the Liabilities relating to, arising from, or attributable to the operation of the Company Entities prior to the Closing, including Indebtedness; provided, that, notwithstanding anything herein to the contrary, Excluded Company Liabilities shall in no event include any Asbestos-Related Liabilities.

“Excluded Environmental Liabilities” means all of the Environmental Liabilities of the Company Entities that are not Assumed Environmental Liabilities; provided, that, notwithstanding anything herein to the contrary, Excluded Environmental Liabilities shall in no event include any Asbestos-Related Liabilities.

“Excluded Taxes” means (a) Taxes of the Seller or any of its Affiliates (other than a member of the Company Group), (b) Taxes of each member of the Company Group for any Pre-Closing Period, including any Taxes imposed pursuant to Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date by a member of the Company Group (regardless of when such income is taken into account for Tax purposes), (b) Taxes imposed on any member of the Company Group as a result of having been a member of an affiliated, consolidated, combined, or unitary Tax group prior to the Closing Date, (c) Taxes of any other Person imposed on any member of the Company Group by operation of Law, as a transferee, or successor or by contract (other than a contract the principal subject matter of which is not Taxes), in each case described in this clause (c), as a result of an action taken, or contract entered into, prior to the Closing, (d) any Conveyance Taxes assessed against the Purchaser and which are the responsibility of the Seller pursuant to Section 6.06, and (e) Taxes of the Company Group resulting from a breach of the representations and warranties of the Seller given in Sections 3.10(k) and 3.10(l).

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“Fraud” with respect to any Party, actual fraud by such Party in connection with this Agreement or the transactions contemplated hereby; provided, that such actual fraud of such Party shall be deemed to exist only if the action or omission was knowing and intentional with the intent that another Party rely thereon, coupled with damages caused by such other Party’s detrimental reliance thereon (excluding any constructive or reckless fraud). For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” means Sections 3.01 (Organization, Authority and Qualification) (other than the last sentence of Section 3.01(b)), 3.02 (Ownership of Company Interests), 3.15 (Brokers), 4.01 (Organization, Authority and Qualification), and 4.07 (Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Authority” means any federal, national, international, multinational, foreign, supranational, state, provincial, territorial, municipal, local, or other government, governmental, regulatory, legislative, or administrative authority, agency, bureau, commission, department, entity or instrumentality or any executive official thereof, or any court or tribunal, or any arbitral tribunal, or any self-regulatory or quasi-governmental authority of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Material” means any waste, substance or material that is listed, defined, designated, classified, or regulated as hazardous, radioactive, or toxic, or as a pollutant or a contaminant, or words of similar import, under any Law, including common law, concerning or relating to pollution, the protection of the environment, health, or safety, including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, and silica.

“Indebtedness” means, with respect to any Person, as of any specified time, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or penalties payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations and liabilities (whether or not contingent) of such Person or its Subsidiaries (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) in respect of letters of credit, bankers’ acceptances or similar credit transactions, (iv) for the deferred purchase price of assets, property, securities or services, the maximum amount of any contingent purchase price obligations or “earn-out” obligations in connection with any acquisition, whether by merger, equity purchase, asset acquisition or otherwise (including any purchase price adjustment payments) and all obligations of such Person under conditional sale or other title retention agreements, (v) arising under any interest rate, currency or other hedging agreement and any other arrangement designed to provide protection against fluctuations in interest or currency rates, in each case including any amounts payable to terminate such arrangements, (vi) any amounts due under leases required to be treated as capital or financial leases under GAAP or classified as a capital or financial lease in the Company Accounts and (vii) directly or indirectly guaranteeing any obligations of any other Person of the type described in the foregoing clauses (i) through (vi). For the avoidance of doubt, any Asbestos Claims shall not be considered “Indebtedness” hereunder.

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“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 7.02, the Purchaser pursuant to Section 7.03(a), or the Company Entities pursuant to Section 7.04, as the case may be.

“Intellectual Property” means all worldwide intellectual property rights, including rights in (i) patents, patent applications and inventions, (ii) trademarks, service marks, corporate names, trade names, domain names, social and mobile media identifiers, trade dress, design rights, and other designations of source or origin, together with the goodwill symbolized by any of the foregoing, and (iii) copyrights.

“Law” means any federal, national, foreign, supranational, state, provincial, municipal, provincial, territorial, international, multinational or local statute, law, ordinance, treaty, constitution, compact, directive, resolution, ordinance, edict, decree, regulation, rule, code, order (including any Governmental Order), requirement, or rule of law (including common law).

“Liabilities” means any and all debts, liabilities, and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law, Action, or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment, or undertaking.

“Owned Real Property” means that certain parcel of real property owned by one of the Company Entities that has a street address of 309 Hart Street, Watertown, Wisconsin.

“Permit” means any governmental license, waiver, permit, certificate, registration or authorization.

“Permitted Encumbrances” means (a) statutory liens for current Taxes or other governmental charges that are not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, (b) Encumbrances approved by the Purchaser or any of its Representatives on behalf of the Purchaser, and (c) mechanics’, vendors’, materialmen’s, carriers’, warehousemen’s, workers’, repairers’, landlords’, and other Encumbrances or security obligations arising by operation of law in the ordinary course of business consistent with past practices or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, or pledges, deposits, or other Encumbrances securing the performance of bids, trade contracts, leases, or statutory obligations in the ordinary course of business consistent with past practices (including workers’ compensation, unemployment insurance, or other social security legislation), and (d) Encumbrances identified or reflected in the Company Accounts (the disclosure of which is reasonably apparent on the face thereof).

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“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, or other entity, or any Governmental Authority.

“Plan” means an employment, compensation, benefit, severance or termination, consulting, bonus, deferred compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension, or retirement or other fringe benefit or compensatory plan, program, agreement, or arrangement, whether or not in writing and whether or not funded, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) but excluding any plan or program sponsored by a Governmental Authority.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that begins after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on the Closing Date.

“Purchaser Capital At Risk Amount” means an amount equal to $8,000,000.

“Recovery Rights” means any and all rights, titles, privileges, interests, claims, demands, or entitlements to any proceeds, payments, initial or supplemental dividends, scheme payments, supplemental scheme payments, causes of action, and choses in action under, for, or related to the Insurance Policies whether now existing or hereafter arising, accrued, unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed, or contingent.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping, or emptying into or upon the environment, including any soil, sediment, subsurface strata, surface water, drinking water supply, or groundwater.

“Reorganization Documents” means the agreements, certificates, and other documents entered into to effect the Reorganization Transactions.

“Reorganization Transactions” means the transactions set forth on Section 3.06 of the Seller Disclosure Schedule.

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“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, consultants, advisors and other representatives.

“Restructuring” means any merger, reorganization, recapitalization, combination, dissolution, splitting, division, transfer of domicile, amalgamation, or any similar transaction, by operation of law or otherwise.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Cash Contribution” means the $138.85 million aggregate cash contribution by the Seller or its Subsidiaries consisting of (a) a $55.54 million cash contribution to the Company, (b) a $13.89 million cash contribution to SPXCT, and (c) a $69.42 million cash contribution to Marley-Wylain.

“Seller Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with the execution of this Agreement.

“Seller’s Knowledge”, “Knowledge of the Seller”, or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons identified on Schedule 1.01(c) as of the date of this Agreement, after reasonable inquiry.

“Solvent” means, with respect to any Person, (a) the assets of such Person, at a fair valuation, exceed its debts (including contingent liabilities), (b) such Person should be able to pay its debts (including contingent liabilities) as they become due, and (c) such Person will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which management has indicated it intends to engage.

“Specified Reorganization Documents” means those Reorganization Documents described in (and subject to the limitations set forth in) Section 3.09 of the Seller Disclosure Schedule.

“SPX” means, collectively, the Seller and each of its Subsidiaries (other than members of the Company Group).

“SPX Entity” means the Seller or any of its Subsidiaries (other than members of the Company Group).

“SPX Historical Parties” means each of (a) the Company Entities (including any prior organizational forms thereof), (b) any entity merged into, or consolidated with, any of the Company Entities prior to the Closing, (c) any entity owned directly or indirectly by the Company Entities prior to the Closing, (d) any actual or alleged past or present direct or indirect Subsidiary, Affiliate, or Representative of any of the foregoing (provided, that any such Subsidiary, Affiliate, or Representative shall only be an SPX Historical Party in respect of Asbestos-Related Liabilities that are of the same type and nature as the Asbestos-Related Liabilities of the Company Entities; provided, further, that the intention of this clause (d) is only to rectify any inadvertent omission of any entity that, had the Seller given specific consideration to such entity and the asbestos-related liabilities of such entity as of the date hereof, would have otherwise been identified as a Company Entity or merged into, or consolidated with, or otherwise implemented arrangements to have such liabilities assumed by, a Company Entity prior to the Closing), and (e) any successor to or permitted assignee of any Person described in clauses (a) - (d).

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“Straddle Period” means any taxable period beginning prior to the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Tax” or “Taxes” means any and all taxes of any kind, charges, fees, duties, levies, customs, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipts, sales, use, excise, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, payroll, employment, withholding, social security, worker’s compensation, unemployment, occupation, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other similar taxes, duties, and similar imposts, however denominated, together with any and all interest, penalties, and additions to tax imposed in respect thereof, imposed by any Governmental Authority.

“Tax Distributions” means for any taxable period (or portion thereof) during which the Company files a consolidated, combined, unitary or similar type income tax return with any direct or indirect parent corporation of the Company, distributions or other payments (including payments pursuant to a tax sharing agreement) by the Company to such parent corporation to permit such parent corporation to pay federal and state income taxes for such taxable period (or portion thereof), to the extent attributable to any taxable income of the Company and any Subsidiary of the Company; provided that for each such taxable period, the amount of such distributions or other payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Company and its Subsidiaries would have been required to pay if they were a stand-alone group of corporate taxpayers filing on a combined unitary or consolidated basis, taking into account any carryforward of capital losses, net operating losses and other tax attributes that would apply to such stand-alone group.

“Tax Returns” means any and all returns, reports, and forms (including elections, claims for refund, declarations, amendments, schedules, information returns, and statements, and schedules and attachments thereto) required to be filed with a Governmental Authority or furnished to any Person with respect to Taxes.

“Transaction Documents” means this Agreement and the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement entered into by the Seller and the Company at the Closing.

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SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Check the Box Election”	4.10(m)
“Closing”	2.02
“Closing Date”	2.02
“Company”	Preamble
“Company Accounts”	3.05
“Company Entities”	Preamble
“Company Interests”	Recitals
“Insurance Policy”	3.14(a)
“Future Defense Costs”	6.04(b)
“Loss”	7.02
“Marley-Wylain”	Preamble
“Material Contracts”	3.11(a)
“Party” or “Parties”	Preamble
“Post-Closing Representation”	8.12
“Pre-Closing Applicable Books and Records”	5.01(a)
“Property Taxes”	6.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	7.02
“Purchaser Released Matters”	5.06(b)
“Purchaser Released Parties”	5.06(b)
“Purchaser Releasing Parties”	5.06(a)
“RBH”	8.12
“Released Matters”	5.06
“Reports”	3.13(c)
“Restricted Transaction”	5.02(a)
“S&S”	8.12
“Seller”	Preamble
“Seller Indemnified Party”	7.03(a)
“Seller Released Matters”	5.06(a)
“Seller Released Parties”	5.06(a)
“Seller Releasing Parties”	5.06(b)
“Solvency Opinions”	Recitals
“SPXCT”	Preamble
“Tax Claim”	6.05(a)
“Third-Party Claim”	7.06(b)

SECTION 1.03. Interpretation and Rules of Construction. (a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)             when a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

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(ii)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)         whenever the words “include,” “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)          the words “hereof,” “herein”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi)          where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to the Purchaser, material that has been posted in a “data room” (virtual or otherwise) established by the Seller or its Affiliates no later than one Business Day prior to the date hereof;

(vii)        references to “day” or “days” are to calendar days;

(viii)      the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix)          whenever words of one gender are used in this Agreement, they are deemed to include the other gender;

(x)           references to a Person are also to its successors and permitted assigns;

(xi)          the Parties have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents, and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents;

(xii)        when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(xiii)      references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars; and

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(xiv)       for purposes of all of the representations and warranties set forth in Article III, all references to a “Company Entity” shall include each predecessor entity merged into the applicable Company Entity.

(b)           Notwithstanding anything to the contrary contained in the Disclosure Schedules, in this Agreement, or in the other Transaction Document, the information and disclosures contained in any Section of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is readily apparent on the face of such information or disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Schedule in this Agreement. Certain items and matters are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement; provided, however, that such listing shall be deemed to be part of such representation, warranty, covenant or agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Schedule or establishes a measure for or further defines the meaning of materiality. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Article II

SALE AND PURCHASE

SECTION 2.01. Sale and Purchase of Company Interests. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller, for good and valuable consideration, hereby sells, assigns, transfers, conveys, and delivers to the Purchaser, and the Purchaser hereby purchases and acquires from the Seller, all right, title, and interest in and to the Company Interests, free and clear of all Encumbrances (other than Encumbrances on transfer imposed under applicable securities Law).

(b)           Contemporaneously with the sale and purchase of the Company Interests (but immediately after the consummation of the transactions contemplated by Section 2.01(a) above), the Purchaser hereby makes a contribution of the Purchaser Capital At Risk Amount to the Company (and the Company hereby receives, acquires, and accepts such funds).

The transactions set forth in clauses (a) and (b) above shall occur contemporaneously as set forth above, and the Closing shall not be considered to have happened or occurred until each of such transactions is consummated in accordance with its terms.

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SECTION 2.02. Closing.  Subject to the terms and conditions of this Agreement, the implementation of the sale and purchase of the Company Interests and the other transactions contemplated by this Agreement (the “Closing”) shall be effected, including the actions set forth in Section 2.03 and Section 2.04, by the exchange of documents and signatures by electronic transmission or, if such exchange is not practicable or the Parties otherwise agree, such Closing shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the date hereof (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.03. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)            executed counterparts of each Transaction Document that is to be executed at the Closing and, in each case, to which an SPX Entity or a Company Entity is a party;

(b)           evidence reasonably acceptable to the Purchaser that the Company is holding the Seller Cash Contribution;

(c)            a properly completed and duly executed IRS Form W-9 of the Seller; and

(d)           the Solvency Opinions.

SECTION 2.04. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or shall cause its Affiliates to deliver, to the Seller (or, at the option of the Seller, one or more Subsidiaries designated by the Seller) executed counterparts of each Transaction Document that is to be executed at the Closing and, in each case, to which the Purchaser or any of its Affiliates is a party.

Article III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the Seller Disclosure Schedule, as follows:

SECTION 3.01. Organization, Authority, and Qualification.

(a)            The Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement and the other Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller, and (assuming due authorization, execution, and delivery by the Purchaser and each Company Entity) this Agreement and the other Transaction Documents to which the Seller is a party constitute, a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

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(b)           Each Company Entity is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each member of the Company Entity of this Agreement and the other Transaction Documents to which it is a party, the performance by such member of the Company Entity of its obligations hereunder and thereunder, and the consummation by such member of the Company Entity of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such member of the Company Entity. This Agreement and the other Transaction Documents to which each member of the Company Entity is a party have been duly executed and delivered by such member of the Company Entity, and (assuming due authorization, execution, and delivery by the Purchaser and the Seller) this Agreement and the other Transaction Documents to which such member of the Company Entity is a party constitute, a legal, valid, and binding obligation of such member of the Company Entity, enforceable against such member of the Company Entity in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Section 3.01(b) of the Seller Disclosure Schedule sets forth a list of all states and jurisdictions in which each Company Entity is qualified or licensed to do business as of the date hereof.

(c)            True, correct and complete copies of the organizational documents of each Company Entity as in effect on the date of this Agreement have been made available to the Purchaser. No Company Entity is in violation of any provision of its organizational documents.

SECTION 3.02. Ownership of Company Interests. (a) The Seller is the record and beneficial owner of all of the Company Interests, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws, and there are no other issued or outstanding equity interests of the Company. Upon transfer of the Company Interests to the Purchaser at the Closing in accordance with this Agreement, good and valid title to the Company Interests will pass to the Purchaser, free and clear of any Encumbrances other than restrictions imposed by applicable securities Laws. All of the Company Interests have been duly authorized and validly issued, and are fully paid and non-assessable, and none of the Company Interests have been issued in violation of any Law or any of the Company’s organizational documents or in violation of, and none of the Company Interests are subject to, any preemptive or subscription rights, rights of first offer, rights of first refusal, purchase options, call options or similar rights.

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(b)           The Company or a Subsidiary of the Company is the record and beneficial owner of all of the equity interests in each of Marley-Wylain and SPXCT, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws, and there are no other issued or outstanding equity interests in Marley-Wylain or SPXCT. All of equity interests in each of Marley-Wylain and SPXCT have been duly authorized and validly issued, and are fully paid and non-assessable, and none of the equity interests in Marley-Wylain or SPXCT have been issued in violation of any Law or any organizational documents of such Company Entity, and none of the equity interests in Marley-Wylain or SPXCT are subject to, any preemptive or subscription rights, rights of first offer, rights of first refusal, purchase options, call options or similar rights.

(c)            (i) No Company Entity has issued or granted or is bound by any outstanding options, equity-based awards, equity-linked securities, phantom equity, warrants, puts, calls, subscription rights, preemptive rights, rights of first refusal, redemption rights or securities convertible or exchangeable into equity securities of any Company Entity and (ii) no Company Entity is a party or subject to any Contract obligating such Company Entity to (A) issue, transfer or sell any equity interests of such Company Entity or securities convertible into or exchangeable or exercisable for such equity interests, (B) issue, grant or be bound by any options, equity-based awards, equity-linked securities, phantom equity, warrants, puts, calls, subscription rights, preemptive rights, rights of first refusal, redemption rights or securities convertible or exchangeable into equity securities of such Company Entity or (C) redeem, repurchase or otherwise acquire any equity securities of such Company Entity.

(d)           Neither Seller nor any Company Entity are parties to any Contract that restricts the transfer of, that relates to (or that provides a proxy for) the voting of, or that provides registration rights in respect of, the equity interests of any Company Entity. There are no bonds, debentures, notes or other Indebtedness of any Company Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders of any Company Entity may vote.

(e)            The Company does not own any capital stock or equity interests of any Person other than Marley-Wylain and SPXCT, and Marley-Wylain and SPXCT do not own any capital stock, equity interests, or securities or rights convertible into or exchangeable or exercisable for such equity interests of any other Person.

SECTION 3.03. No Conflict. Assuming that all consents, approvals, authorizations, and other actions described in Section 3.04 below or set forth in Section 3.04 of the Seller Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.04 below or in Section 3.04 of the Seller Disclosure Schedule have been made, any applicable waiting period has expired or been terminated, the execution, delivery, and performance by the Seller or any Company Entity of this Agreement, and the execution, delivery and performance by the applicable Company Entity of each other Transaction Document, do not, and the consummation of the transactions contemplated hereby or thereby does not, (a) violate, conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of the Seller or any organizational documents of any Company Entity, (b) conflict with, or violate, any Permit held by or issued to the Seller or any Company Entity or any Law or Governmental Order applicable to the Seller or any other Company Entity or any of their respective properties or assets, (c) result in the creation of any Encumbrance upon any assets of, or used by, any Company Entity or any of their equity interests (including the Company Interests), or (d) conflict with, result in any breach of, constitute a default or violation (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration, revocation, increase of any obligation, suspension or cancellation of, any Material Contract to which the Seller is a party except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, or (ii) otherwise be material and adverse to the Company Group, taken as a whole.

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SECTION 3.04. Governmental Consents and Approvals. The execution, delivery, and performance by the Seller or any Company Entity of this Agreement, and the execution, delivery and performance by the applicable Company Entity of each other Transaction Document, do not, and the consummation of the transactions contemplated hereby or thereby does not, require any consent, approval, authorization, or other order or declaration of, action by, filing with, or notification to, any Governmental Authority, other than (a) where the failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement or would not be material and adverse to the Company Group, taken as a whole, or (b) as a result of any facts or circumstances relating to the Purchaser or any of its Affiliates.

SECTION 3.05. Company Accounts. A true, correct, and complete copy of the unaudited consolidated pro forma balance sheet of the Company and the other Company Entities as of September 3, 2022 is set forth in Section 3.05 of the Seller Disclosure Schedule (the “Company Accounts”). Except as set forth on Section 3.05 of the Seller Disclosure Schedule, the Company Accounts (a) have been derived from the accounting books and records of the Company Entities, (b) have been prepared in accordance with GAAP, and (c) fairly present, in all material respects, the assets and liabilities and profits and losses of the Company as of the date indicated.

SECTION 3.06. Absence of Certain Changes or Events. (a) Except as set forth on Section 3.06(a) of the Seller Disclosure Schedule, since August 16, 2022, none of the Company Entities (i) has conducted any material business or operations other than with respect to the management of Asbestos Claims in the ordinary course of business consistent with past practices, management of insurance matters in the ordinary course of business consistent with past practices (including tendering claims and administration of collections), and actions, approvals, and filings to effectuate the Reorganization Transactions, (ii) has or has incurred any Liabilities other than in respect of Asbestos-Related Claims and the administration of the same, (iii) has assigned, transferred, sold, pledged or otherwise encumbered or disposed of any material asset or (iv) has waived any material rights, remedies or defenses with respect to any Assumed Liabilities or any claim of material value.

(b)       The Seller and each Affiliate of the Seller that was a party to the Reorganization Transactions had all requisite power and authority to execute and deliver the Reorganization Documents, to perform its obligations thereunder, and to consummate the Reorganization Transactions. The execution, delivery, and performance by the Seller and such Affiliates of the Seller of the Reorganization Transactions was duly authorized by all necessary corporate or other legal entity action.

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SECTION 3.07. Compliance with Laws.

(a)            Other than with respect to Asbestos Claims and Assumed Environmental Liabilities, the Company Entities (i) are, and have been since January 1, 2018, in compliance in all material respects with all applicable Laws, and (ii) are not subject to any unsatisfied Governmental Order, judgment, injunction, ruling, decision, award, or decree of any Governmental Authority imposing any material outstanding liability or obligation or ongoing equitable or injunctive relief that restricts, in any material respect, the current business or activities of the Company Entities.

(b)           Except with respect to Asbestos Claims or the Assumed Environmental Liabilities, there are no Actions (i) pending or to the Knowledge of the Seller, threatened in writing against or affecting any Company Entity or any of its assets, rights or properties; or (ii) initiated or threatened in writing by or on behalf of any Company Entity.

(c)            The Reorganization Transactions did not, and do not, violate any applicable Law in any material respect.

(d)           None of the Company Entities hold any material governmental license, waiver, permits, certificates, registrations or authorizations.

SECTION 3.08. Employee Matters. (a) There are no individuals employed by the Company Entities as of the date of this Agreement. The Company Entities are not parties to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization, labor union, or other similar representative.

(b)       None of the Company Entities sponsors, maintains, contributes to (or has a requirement to contribute to) any Plans, including any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, or (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA).

(c)       Neither the execution and delivery of this Agreement or any other Transaction Document nor the transactions contemplated herein or therein (either alone or in combination with any other event) will (i) result in any payment becoming due to any former director, manager, officer, employee or individual independent contractor of any Company Entity or (ii) result in the acceleration of the time of payment, vesting or funding or the forfeiture of any benefits or compensation provided to or payable to any former director, manager, officer, employee or individual independent contractor of any Company Entity, in each case, with respect to which a Company Entity shall have any liabilities or obligations at and following the Closing.

(d)       Neither the Reorganization Transactions nor the transactions contemplated hereby resulted in or will result in any Liability becoming owed by any Company Entity to any former employee, independent contractor, director, manager, officer or agent of any Company Entity, whether pursuant to any Contract, policy, benefit or pension plan, Law or any other arrangement.

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SECTION 3.09. Affiliate Transactions. No SPX Entity (a) has entered into any Contract with any member of the Company Group, (b) has borrowed money from or loaned money to any member of the Company Group, (c) has any claim or cause of action against any member of the Company Group, or (d) owns, leases, or has any economic or other right, license, title, or interest in or to any asset, that is owned, used, or held for use by or necessary or material to the operation of the business of any member of the Company Group as currently conducted. Upon the consummation of the transactions contemplated herein, there will be no outstanding or unsatisfied liabilities or obligations of any kind (including intercompany accounts, notes, guarantees, loans, or advances) between any member of the Company Group, on the one hand, and an SPX Entity, on the other hand, other than this Agreement and the Specified Reorganization Documents.

SECTION 3.10. Taxes. (a) All income and other material Tax Returns required to have been filed by any member of the Company Group have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been true and complete in all material respects.

(b)           All Taxes that have become due and payable by any member of the Company Group (whether or not shown on any Tax Return as owing) have been timely paid and the members of the Company Group have withheld and timely remitted to the appropriate Governmental Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(c)            No examination, audit, claim, assessment, levy, administrative, or judicial proceeding by any Governmental Authority to which any member of the Company Group is a party is currently in progress, and, to the Seller’s Knowledge, no such examination, audit, claim, assessment, levy, administrative, or judicial proceeding has been threatened in writing, which threatened claim has not been resolved or settled in full.

(d)           None of the members of the Company Group is a party to any Tax allocation or Tax sharing agreement with any Person (other than any commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes), and after the Closing Date, none of the members of the Company Group will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or will have any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(e)            Other than with respect to a consolidated, combined, unitary, or affiliated Tax group of which the Seller or any of its Affiliates is a member, none of the members of the Company Group has extended or waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than an automatic extension arising as a result of a member of the Company Group obtaining an extension of time to file a Tax Return).

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(f)            There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of any member of the Company Group.

(g)           None of the members of the Company Group have received written notice of any claim, and, to the Seller’s Knowledge, no claim has ever been made, by any Governmental Authority in a jurisdiction where such member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which has not been resolved or settled in full.

(h)           Within the last two (2) years, none of the members of the Company Group have distributed stock of another Person or had its stock distributed by another Person, in each case, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)             None of the members of the Company Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(j)             Other than with respect to a consolidated, combined, unitary, or affiliated Tax group of which the Seller or any of its Affiliates is a member, none of the members of the Company Group (i) is or has been a member of a group filing a consolidated, combined, affiliated, unitary or similar income Tax Return and (ii) has any liability for Taxes of any Person (other than a member of the Company Group) as a transferee or successor or otherwise by operation of Law.

(k)           None of the members of the Company Group will be required to include a material item of income (or exclude a material item of deduction) in any Post-Closing Period as a result of (i) a change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or before to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued on or prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to a transaction occurring on or prior to the Closing Date or (vi) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date (regardless of when such income is taken into account for Tax purposes). No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l)             No member of the Company Group has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

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(m)          The Company properly elected to be treated as a C corporation effective as of October 28, 2022 (the “Check the Box Election”), and will be so treated and classified as of the Closing Date. The U.S. tax classification of the other members of the Company Group is set forth on Section 3.10(m) of the Seller Disclosure Schedule.

(n)           No member of the Company Group is engaged in or has been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty or otherwise has a taxable presence in any country other than its country of incorporation.

(o)           No member of the Company Group is, has been, or will be, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(p)           No member of the Company Group has submitted a request for a private letter ruling or any other request for a ruling or similar relief with any taxing authority that may impact Taxes of any member of the Company Group.

(q)           Notwithstanding anything in this Agreement to the contrary, the Seller makes no representation or warranty, directly or indirectly, regarding (i) any Taxes of the Company Entities for any Post-Closing Period (other than the representations (l) and (k) made in this Section 3.10) or (ii) the availability of any tax attributes of any member of the Company Group arising in any Pre-Closing Period (including any loss, loss carryforward, credit carryforward, prepaid Tax or refund, Tax basis, any net operating loss carryforwards, or capital loss carryforwards) to offset any taxable income or gain relating to a Post-Closing Period.

(r)                 Notwithstanding anything in this Agreement to the contrary, the representations contained in Section 3.08 and this Section 3.10 constitute the sole representations and warranties being made by the Seller in this Agreement with respect to Taxes.

SECTION 3.11. Material Contracts. (a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list each of the following Contracts, in each case in effect as of the date of this Agreement (such Contracts, and any Contracts required to be listed on Section 3.11(a) of the Seller Disclosure Schedule, being “Material Contracts”):

(i)             Contracts that provide for legal and case management services with respect to Asbestos Claims or Asbestos-Related Liabilities;

(ii)           Contracts that are engagement letters with law firms or other professional advisors of the Company Entities, or Contracts with any supplier, vendor or other service provider, in each case, with annual payments in excess of $50,000;

(iii)         Joint venture or partnership Contracts;

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(iv)          Contracts that are settlements, conciliation or other similar agreements (A) with respect to any Assumed Environmental Liabilities, (B) with any Governmental Authority that has any outstanding liability or obligation after the Closing Date, (C) pursuant to which a Company Entity will have outstanding liability or obligation after the Company Group or (D) that impose any equitable or injunctive relief that restricts the current business or activities of any Company Entity;

(v)           Contracts of the Company Entities (A) related to the incurrence of any Indebtedness, including any accrued but unpaid interest thereon and any cost or penalty associated with prepaying any such Indebtedness, and including any such obligations evidenced by bonds, debentures, notes, or similar obligations or any guarantee of the foregoing, (B) granting an Encumbrance or restricting the granting of Encumbrances on any property or asset of any Company Entity, (C) providing for interest or currency hedging, derivatives or similar Contracts or (D) restricting payment of dividends or any distributions in respect of the equity interests of any Company Entity;

(vi)          Contracts that relate to material Intellectual Property licensed to any Company Entity, other than non-exclusive licenses entered into in the ordinary course of business with an aggregate value of less than $75,000;

(vii)        Contracts under which any Company Entity (A) leases or subleases any real property from any other Person or (B) leases from any other Person any material equipment or other material tangible personal property;

(viii)      Contracts involving the sale or purchase of material assets or properties (including capital stock) of any Person other than the purchase of assets in the ordinary course of business consistent with past practices, or a merger, consolidation, business combination, or similar extraordinary transaction, in each case which are currently pending or under which there are payment obligations that are still in effect; and

(ix)          Contracts requiring the disposition of any material assets (including capital stock), other than dispositions of obsolete equipment and assets in the ordinary course of business consistent with past practices.

(b)           Each Material Contract, as of the date of this Agreement, is valid and binding on the applicable SPX Entity or Company Entity and, to the Knowledge of the Seller, the counterparty thereto, and is in full force and effect and is enforceable against the parties thereto, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Material Contract shall continue in full force and effect after Closing on the terms and conditions as in effect immediately prior to Closing, and no event or condition exists which constitutes or, after notice or lapse of time or both, would or does constitute a material breach or material default on the part of any Company Entity under any Material Contract or, to the Knowledge of Seller, any other party thereto. As of the date of this Agreement, no SPX Entity or Company Entity or, to the Knowledge of the Seller, any other party thereto, is in breach, in any material respect, of, or default, in any material respect, under, any Material Contract to which it is a party. The Seller has made available to the Purchaser true, correct and complete copies of each Material Contract, including any schedules, exhibits and amendments thereto. No Company Entity is or has been in a material dispute with a counterparty to a Material Contract, and no Company Entity has received written notice from any other party to a Material Contract that such other party intends to modify, renew on materially different terms, terminate or fail to renew any such Material Contract.

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SECTION 3.12. Real Property). Other than the Owned Real Property, the Company Entities do not own any real property, interests in real property or any options to acquire real property or interests therein. A Company Entity has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. With respect to the Owned Real Property: (i) there are no actions in eminent domain or other similar customs pending or, to the Knowledge of the Seller, threatened, with respect to the Owned Real Property; (ii) the present use and operation (or nonuse and absence of operations) of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting the Owned Real Property; (iii) neither the Seller or any other SPX Entity nor any Company Entity has received any notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use or similar Law in connection with the Owned Real Property, except for any notice of violation or claimed violation that would not be material to the Company Entities; (iv) the Company Entities are not obligated under any option, right of first refusal or other Contract to sell or dispose of the Owned Real Property, or any portion thereof or interest therein; (v) there are no Contracts to which any SPX Entity or Company Entity is a party granting to any Person other than the applicable Company Entity, the right to use or occupy of any portion of the Owned Real Property; and (vi) there are no Persons other than the applicable Company Entity in possession of the Owned Real Property.

SECTION 3.13. Asbestos Claims. (a) To the Knowledge of the Seller, from January 1, 2018 through August 31, 2022, all Asbestos Claims that have been received by the Company Entities through due service of process on the applicable Company Entity are provided to the Claims Database for inclusion therein. Since August 31, 2022, there are no Asbestos Claims served on the Company Entities and pending or, to the Knowledge of the Seller, threatened in writing against any Company Entity, in each case, that have not been included in the Claims Database and processed in accordance with the past practice of the Company Entities. To the Knowledge of the Seller, there are no demands for arbitration or mediation with respect to Asbestos Claims that are not reflected in the Claims Database.

(b)       Section 3.13(b) of the Seller Disclosure Schedule sets forth the amounts of any settlements of, or Governmental Orders with respect to, Asbestos Claims that have been settled, enforced, agreed upon, or entered into from January 1, 2018 through August 31, 2022 (presented in aggregate amounts by calendar year and indicating the aggregate amount by calendar year the applicable Company Entity or a SPX Historical Party has already paid).

(c)       The Seller has provided to the Purchaser a true, correct and complete copy of the final versions of the reports set forth on Section 3.13(c) of the Seller Disclosure Schedule (the “Reports”), and all material attachments, addenda, supplements, and modifications thereto. To the Seller’s Knowledge, all written information and data furnished directly by Seller and its Affiliates for use in the final version of the Reports were accurate in all material respects at the time they were provided.

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(d)       Notwithstanding anything in this Agreement to the contrary, the representations contained in Section 3.06(a)(i), Section 3.11(a)(i), in this Section 3.13 and Section 3.14 constitute the sole representations and warranties being made by the Seller in this Agreement with respect to Asbestos Claims.

SECTION 3.14. Insurance Coverage.

(a)            Section 3.14(a)(i) of the Seller Disclosure Schedule identifies all insurance policies, insurance coverage in place agreements, insurance settlement agreements, and any other agreements (specifying the insurer, the policy number and the period of coverage) that are carried by, or maintained on behalf of, a Company Entity or that have a reasonable prospect of providing insurance coverage with respect to Asbestos-Related Liabilities (each such policy or agreement required to be set forth in Section 3.14(a) of the Seller Disclosure Schedule, an “Insurance Policy”). All material pending claims for payment made against Insurance Policies are contained in the Claims Database.

(b)           To the extent within the possession or control of the Seller or the Company Entities, true, correct and complete copies of the Insurance Policies have been made available to the Purchaser.

(c)            Except: (i) as set forth in a settlement agreement in respect of an Insurance Policy; (ii) in respect of the resolution of any claim against an insolvent insurer or an insurer otherwise under regulatory supervision, or otherwise in respect of the liquidation, insolvency, or regulatory action against an insurer; and (iii) on account of the exhaustion or impairment of potentially-applicable limits of liability, each Insurance Policy is in full force and effect.

(d)           The execution, delivery and performance of this Agreement and each other Transaction Document by the Seller and/or each Company Entity, as applicable, do not, and the consummation of the transactions contemplated hereby or thereby does not, with or without notice, lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation in any material respect of, result in the acceleration of or create in any Person the right to terminate or cancel any Insurance Policy.

(e)            To the Knowledge of Seller, no insurer has claimed in writing provided to any Company Entity or any of its Affiliates that any Insurance Policy is void or voidable or has been terminated or rescinded.

(f)            Notwithstanding anything in this Agreement to the contrary, the representations contained in Section 3.06(a)(i) and this Section 3.14 constitute the sole representations and warranties being made by the Seller in this Agreement with respect to insurance policies and the other agreements listed in Section 3.14(a).

SECTION 3.15. Brokers. Except for Nomura Securities International Inc. (the fees, compensation, costs and expenses of which shall be paid by the Seller), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller or any Company Entity.

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SECTION 3.16. Disclaimer of the Seller. (a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AND IN THE SELLER DISCLOSURE SCHEDULES) AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF THE SELLER OR ITS REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY GROUP OR THE ASSUMED LIABILITIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AND IN THE SELLER DISCLOSURE SCHEDULES) AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SELLER AND ITS REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) ANY PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, AND BUDGET INFORMATION FURNISHED BY THE SELLER OR ITS REPRESENTATIVES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, AND BUDGET INFORMATION), (III) THE OPERATIONS OF THE COMPANY GROUP AFTER THE CLOSING, OR (IV) THE PROBABLE FINANCIAL CONDITION OF THE COMPANY GROUP AFTER THE CLOSING, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. THE PURCHASER ACKNOWLEDGES AND AGREES THAT PAYMENTS WITH RESPECT TO THE ASBESTOS CLAIMS MAY BE MATERIALLY GREATER THAN ANY AMOUNTS SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM, THE REPORTS, THE COMPANY ACCOUNTS, AND OTHER MATERIALS THAT MAY HAVE BEEN PROVIDED TO (OR DISCUSSED WITH) THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING ANY MATERIALS IN THE DATA ROOM. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE AMOUNT (IF ANY) THAT MAY BE COLLECTIBLE UNDER (OR OTHERWISE OBTAINABLE IN CONNECTION WITH) ANY OF THE INSURANCE POLICIES MAY BE MATERIALLY LESS THAN ANY AMOUNTS SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM, THE REPORTS, THE COMPANY ACCOUNTS, AND OTHER MATERIALS THAT MAY HAVE BEEN PROVIDED TO (OR DISCUSSED WITH) THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING ANY MATERIALS IN THE DATA ROOM. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE III DO NOT, AND SHALL NOT BE DEEMED TO, (I) LIMIT THE COMPANY ENTITIES’ INDEMNIFICATION OF THE SELLER FOR ASBESTOS CLAIMS, OR (II) REQUIRE THE SELLER OR ANY OF ITS AFFILIATES TO INDEMNIFY ANY PURCHASER INDEMNIFIED PARTY FOR ANY ASBESTOS CLAIMS.

(b)       EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AND IN THE SELLER DISCLOSURE SCHEDULES) AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF THE SELLER OR ITS REPRESENTATIVES HAVE, OR ARE SUBJECT TO, ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, ITS REPRESENTATIVES, OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ITS REPRESENTATIVES, OR THE PURCHASER’S OR ITS REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE COMPANY GROUP, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENTS, PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, OR BUDGET INFORMATION (INCLUDING THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS, ESTIMATES, PROSPECTS, FORECASTS, PLANS, AND BUDGET INFORMATION), OFFERING MATERIALS OR OTHER MATERIALS MADE AVAILABLE TO THE PURCHASER OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR ITS REPRESENTATIVES, OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

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Article IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement and the other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution, and delivery by the Seller and each applicable SPX Entity and Company Entity) this Agreement and each of the other Transaction Documents to which the Purchaser is a party constitute a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations, and other actions described in Section 4.03 below, all filings and notifications listed in Section 4.03 below have been made, any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Purchaser of this Agreement, do not (a) violate, conflict with or result in the breach of, any provision of the certificate of formation or operating agreement of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

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SECTION 4.03. Governmental Consents and Approvals. The execution, delivery, and performance by the Purchaser of this Agreement does not require any consent, approval, authorization, or other order or declaration of, action by, filing with, or notification to, any Governmental Authority, other than where the failure to obtain such consent, approval, authorization, or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Company Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Purchaser agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Company Interests for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.05. Funding; Solvency. (a) The Purchaser has available on the Closing Date all funds necessary to (i) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby and by any other Transaction Document, and (ii) satisfy any of its other payment obligations hereunder and under any other Transaction Document.

(b)           Assuming the representations and warranties of the Seller contained in this Agreement are true and correct at and immediately after Closing, upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (i) the Purchaser will not be insolvent, (ii) the Purchaser will not be left with unreasonably small capital, (iii) the Purchaser will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature, and (iv) the capital of the Purchaser will not be impaired.

SECTION 4.06. Litigation. As of the date of this Agreement, there is no litigation, proceeding or claim by or against the Purchaser or any of its Affiliates pending or, to the knowledge of the Purchaser, threatened in writing, before any Governmental Authority, which would materially and adversely affect the legality, validity or enforceability of this Agreement or would prevent or materially delay the consummation of the transactions contemplated hereby.

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SECTION 4.07. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.08. Independent Investigation; Seller’s Representations. (a) The Purchaser has conducted to its satisfaction its own independent investigation, review, and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology, and prospects of the Company Group, which investigation, review, and analysis was performed by the Purchaser and its Representatives. The Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, facilities, and records of the Company Group for such purpose. In entering into this Agreement and proceeding with the transactions contemplated by this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review, and analysis and has not relied on or been induced by any statements, representations, or opinions of the Seller or any of its Representatives (except the specific representations and warranties of the Seller set forth in Article III (and in the Seller Disclosure Schedules)).

(b)           The Purchaser hereby acknowledges and agrees that notwithstanding anything herein to the contrary (i) none of the Seller or its Representatives makes or has made any representation or warranty, express or implied, at law or in equity, (A) in respect of the Company Group or the Assumed Liabilities, other than the specific representations and warranties set forth in Article III (and in the Seller Disclosure Schedules), or (B) other than the specific representations and warranties set forth in Article III (and in the Seller Disclosure Schedules), with respect to (w) merchantability or fitness for any particular use or purpose and all other warranties arising under the Uniform Commercial Code (or similar Laws), (x) any projections, estimates, prospects, forecasts, plans, and budget information furnished by the Seller or its Representatives (including the reasonableness of the assumptions underlying such projections, estimates, prospects, forecasts, plans, and budget information), (y) the operation of the Company Group by the Purchaser after the Closing, or (z) the probable financial condition of the Company Group after the Closing; (ii) none of the Seller or its Representatives have or are subject to any liability or indemnification obligation to the Purchaser, its Representatives, or to any other Person resulting from the distribution to the Purchaser or its Representatives of, or the Purchaser’s or its Representatives’ use of, any information relating to the Company Group, including the Confidential Information Memorandum and any information, documents, offering materials, or other materials made available to the Purchaser or its Representatives or potential financing sources, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, “expert sessions,” diligence calls or meetings, responses to questions submitted on behalf of the Purchaser or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement; and (iii) it is the Purchaser’s responsibility to apply for its own permits and Environmental Permits to the relevant Governmental Authorities and that it may not be within the power of SPX to directly transfer the existing permits or Environmental Permits (or currently pending applications therefor) directly to the Purchaser.

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The Purchaser hereby (I) expressly acknowledges and agrees to the Seller’s disclaimer of the representations and warranties set forth in Section 3.16(a) and of all liability and indemnification obligations for any such representation or warranty or any distribution to the Purchaser or its Representatives of, or the Purchaser’s or its Representatives’ use of, any information relating to the Company Group, and (II) expressly waives and relinquishes any right to any claim (whether in contract or in tort or otherwise, whether at law or in equity) based on, arising out of, or related to, any representations and warranties other than those specifically set forth in Article III (and in the Seller Disclosure Schedules). The Purchaser and its Representatives have received and may continue to receive from the Seller and its Representatives information that may relate to the Company Group, including the Confidential Information Memorandum and other information, documents, projections, estimates, prospects, forecasts, plans, and budget information. The Purchaser acknowledges that such projections, estimates, prospects, forecasts, plans, and budget information and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates, prospects, forecasts, plans, and budget information, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates, prospects, forecasts, plans, and budget information so furnished to it, and that, except for the representations and warranties specifically set forth in Article III (and the Seller Disclosure Schedules), the Purchaser is not relying on, and hereby expressly waives and relinquishes any right to any claim (whether in contract or in tort or otherwise, whether at law or in equity) based on, arising out of, or related to, any projections, estimates, prospects, forecasts, plans, and budget information furnished by the Seller or its Representatives (or any assumptions on which any such projections, estimates, prospects, forecasts, plans, and budget information are based), and the Purchaser shall not, and shall cause its Representatives not to, hold any such Person liable with respect thereto.

Article V

ADDITIONAL AGREEMENTS

SECTION 5.01. Access to Information. (a) Following the Closing, the Company Entities shall retain ownership of all books and records relating to the Asbestos Claims and the Asbestos Insurance Rights in each case relating to the period prior to the Closing (“Pre-Closing Applicable Books and Records”). If the Seller or any of its Affiliates discovers that any Pre-Closing Applicable Books and Records are not held, owned or otherwise within the control of any Company Entity following Closing, the Seller shall transfer (or cause to be transferred) such Pre-Closing Applicable Books and Records within ten (10) Business Days following such discovery to the Purchaser or its designee. The Seller and its Affiliates may maintain copies of the Pre-Closing Applicable Books and Records at Seller’s sole cost and expense. The Company Entities shall, and the Purchaser shall cause the Company Entities to, preserve and keep all Pre-Closing Applicable Books and Records consistent with past practice (provided that, notwithstanding past practice, all Pre-Closing Applicable Books and Records may be kept in electronic form) for any period as may be (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Authority, or (ii) reasonably necessary with respect to the prosecution or defense of any audit or Action that is then pending or threatened, but in any event, for at least ten (10) years following the Closing.

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(b)           After the Closing, the Purchaser and the Company Entities shall afford to the Seller and its Representatives (at the sole cost and expense of the Seller), reasonable access during normal business hours upon reasonable notice by the Seller (i) to the Pre-Closing Applicable Books and Records, and the Seller shall be entitled to make and keep copies (at its own cost and expense) of such Pre-Closing Applicable Books and Records, and (ii) to such employees of the Purchaser or the Company Entities as is reasonably necessary to resolve any Actions for which the Seller or its Affiliates may be responsible.

(c)            After the Closing, in connection with any audit, investigation, dispute, or litigation involving the Seller or its Affiliates, the Purchaser and the Company Entities shall afford to the Seller and its Representatives (in each case, at Seller’s sole cost and expense) reasonable access during normal business hours upon reasonable notice by the Seller to (i) all books and records relating to the accounting, legal, litigation, tax, regulatory, business and financial affairs of the Company Entities relating to the period prior to the Closing, and (ii) to such employees of the Purchaser or the Company Entities as is reasonably necessary in connection therewith.

(d)           All information received pursuant to this Section 5.01 that is not generally available to the public shall be kept confidential by the Party obtaining such information, subject to any disclosure (i) to such Party’s Representatives that are subject to confidentiality obligations (with such Party responsible for any breach of confidentiality by such Representatives), or (ii) that is required to be made by such Party in order to comply with applicable Law or the rules or regulations of any securities exchange upon which its securities or the securities of its Affiliates are traded provided that reasonable notice (and consultation to the extent practicable) shall be provided to the other Parties prior to any such disclosure. Notwithstanding the foregoing, no Party shall be required to provide such access or furnish such information if it in good faith reasonably believes that doing so would be reasonably be expected to (x) breach or violate any applicable Law or Governmental Order, (y) result in the loss of attorney-client privilege, work product protection, or any other evidentiary privilege or protection, or (z) violate any confidentiality obligation with respect to such information; provided, that in each case of clauses (x) - (z), the Parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set forth in clauses (x) - (z).

SECTION 5.02. Restricted Transactions.  (a) Until the sixth (6th) anniversary of the Closing Date, no Company Entity shall, and the Purchaser shall cause the Company Entities not to, directly or indirectly, (i) commence, engage in, implement, or permit to occur, any Restructuring (provided, that a merger of SPXCT and Marley-Wylain, or a merger of either SPXCT or Marley-Wylain into the Company, shall be permitted if the Purchaser obtains a solvency opinion rendered immediately prior to such merger (from a third party with nationally recognized expertise in evaluating solvency) to the effect that the entity that survives the merger is solvent immediately following the merger),

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(ii) make, or permit to occur, any dividend, distribution, payment, or other transfer of cash or other assets (including by a loan or other intercompany agreement) to, or other vesting of assets in, (A) the Purchaser, any of its Affiliates, or any of their respective shareholders, members, or equityholders, or (B) any other Person (other than, in the case of either clause (A) or (B) payments in respect of the Transition Services Agreement and any reasonable and bona fide general corporate expenses (including in respect of periodic audit expenses, advisors’ fees and other investment-related administrative costs), or in the ordinary course of business in connection with the management of Asbestos Claims or Assumed Environmental Liabilities or any Tax Distributions); provided, however, that notwithstanding anything to the contrary set forth in this clause (ii), nothing shall restrict or prohibit the transfer of cash or other assets by and among the Company Entities only pursuant to a cash pooling arrangement or intercompany loans (or similar arrangements), or (iii) assume, guarantee, or otherwise become liable or responsible for Liabilities of the Purchaser or any of its Affiliates (each of the transactions described in (i) - (iii), a “Restricted Transaction”); provided, that, notwithstanding the foregoing, the sale, transfer or conveyance of the Owned Real Property shall not constitute a “Restricted Transaction.” Between and including the sixth (6th) anniversary of the Closing Date and the tenth (10th) anniversary of the Closing Date, the Company Entities shall not, and the Purchaser shall cause the Company Entities not to, commence, engage in, implement or permit to occur, a Restricted Transaction unless a prior written notice is delivered to the Seller and (i) the Company Entities are adequately capitalized relative to their estimated liabilities, as supported by an actuarial report rendered no more than three (3) months prior to the consummation of a Restricted Transaction by an unrelated third party with nationally recognized expertise in evaluating asbestos liabilities, and (ii) such Restricted Transaction is consummated in accordance with applicable Laws and would not reasonably be expected to give rise to any fraudulent transfer or unlawful dividend claim as each term is defined under applicable Laws in force and effect from time to time under which the Company is subject). Any loan or other lending arrangement pursuant to which a Restricted Transaction is consummated between the sixth (6th) anniversary of the Closing Date and the tenth (10th) anniversary of the Closing Date shall only be made to a credit-worthy Affiliate of the Purchaser at such time with a maturity or duration of less than twelve (12) months and otherwise on customary terms. The Company shall, and the Purchaser shall ensure that the Company shall, at all times remain a Delaware limited liability company. The Purchaser and each of the Company Entities shall cause their respective Affiliates to comply with this Section 5.02.

(b)        Notwithstanding anything to the contrary in this Agreement, if any of the Purchaser, a Company Entity, or any of their respective successors or assigns materially breaches or materially violates this Section 5.02 before the tenth (10th) anniversary of the Closing Date, (subject to an opportunity to cure such breach or violation within thirty (30) days of written notice from the Seller), then the Seller shall be automatically released from all of its indemnification obligations under Sections 7.02(a) and (b), and no Purchaser Indemnified Party shall be entitled to any indemnification thereunder whatsoever. For the avoidance of doubt, the foregoing shall not be the exclusive remedy for any such breach or violation and will be in addition to any other rights and remedies that the Seller may have arising out of such breach or violation.

SECTION 5.03. Name Change. (a) Within sixty (60) days of the Closing Date, the Purchaser shall cause members of the Company Group to adopt, execute, deliver, and file such resolutions and other instruments as may be necessary or advisable to change the names of any member of the Company Group from “SPX” or “Marley-Wylain” to another name that does not include “SPX” or “Marley-Wylain”.

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(b)           The Seller hereby grants to each member of the Company Group a non-exclusive, non-transferable, non-sublicensable license to continue using the trade names “Marley Cooling Tower”, “Weil McLain” and/or “Williamson Thermoflo” solely as part of the corporate name of a member of the Company Group and solely in connection with the operation of the management, defense and/or settlement of Actions related to Asbestos-Related Liabilities and Assumed Environmental Liabilities until such Actions have been fully satisfied with no possibility of appeal.

SECTION 5.04. Administration of Claims Post-Closing.  Following the Closing, the Seller shall notify (and in any event, within 10 Business Days) the Purchaser and the Company Entities of any Actions that the Seller or its Subsidiaries receive with respect to Asbestos-Related Liabilities; provided, that no failure or delay in providing such notice shall release the Purchaser or the Company Entities from their indemnification obligations in respect thereof except to the extent the Company Entities are materially prejudiced by such failure or delay. The notice shall set forth in reasonable detail the date and nature and basis of such Action; provided that it is understood and agreed that transmittal (including by email or other electronic means) to the Purchaser and the Company Entities of a copy of the summons and/or complaint served on Seller or any of its Affiliates alleging any Asbestos Claim shall satisfy such notice requirement. The Company Entities shall promptly assume the defense of any such Actions and take commercially reasonable actions to ensure that a Company Entity (and not the Seller or any of its Affiliates) is named as the defendant therein; provided that, in connection with removing the Seller (and any Affiliate thereof) as a defendant named therein, the Seller will reasonably cooperate with the Purchaser and the Company Group with respect to thereto, including with respect to the prompt provision of information reasonably requested by the Purchaser or any Company Entity in relation to such Action that is reasonably available to the Seller. No Company Entity nor the Purchaser shall require the prior approval of the Seller or any of its Affiliates to consent to the entry of any judgment or enter into any settlement or payment with respect to such Claim pursuant to this Section 5.04; provided that any such settlement (a) shall not impose an injunction or other equitable relief upon the Seller or its Affiliates, (b) shall not involve a finding or admission of any violation of applicable Law or the rights of any Person by the Seller or its Affiliates or other wrongdoing by the Seller or its Affiliates and (c) shall not provide for, create or impose any liabilities or obligations (monetary or otherwise) on the Seller or its Affiliates.

SECTION 5.05. Recovery Rights.  Following the Closing and solely to the extent related to Asbestos-Related Liabilities, in the event (a) the Purchaser or the Seller becomes aware of Recovery Rights that are not in the name of a Company Entity, the Seller shall, to the extent permitted by the underlying Contract governing such Recovery Right, assign such Recovery Right to the Company for no additional consideration, and (b) the Purchaser or a Company Entity fails to promptly exercise its Recovery Rights in connection with a matter against which a Seller Indemnified Party is to be indemnified pursuant to Section 7.04 and the Company Entities fail to so indemnify the Seller Indemnified Parties, the Purchaser and the Company Entities shall provide to the Seller the opportunity to exercise such Recovery Rights following the Seller’s prior written notice to the Purchaser.

SECTION 5.06. Release.

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(a)            Effective as of the Closing, except for any rights or obligations expressly set forth in this Agreement or the Transition Services Agreement, or for any claims arising out of Fraud, each of the Purchaser and each of the Company Entities, each on behalf of itself and its respective Affiliates and each of its and their current and former officers, directors, employees, partners, members, advisors, successors, and assigns (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally waives, releases, and forever discharges the Seller and its Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors, and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Purchaser Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the Closing (the “Seller Released Matters”). The Purchaser hereby represents and warrants (a) that it has the authority to bind each of the other Purchaser Releasing Parties, and (b) that no Purchaser Releasing Party has voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Seller Released Matter and that no Person (other than a Purchaser Releasing Party) has any interest in any Seller Released Matter by Law or contract by virtue of any action or inaction by any Purchaser Releasing Party.

(b)           Effective as of the Closing, except for any rights or obligations expressly set forth in this Agreement or the Transition Services Agreement, or for any claims arising out of Fraud, the Seller, on behalf of itself and its Affiliates (excluding the Company Entities) and each of its and their current and former officers, directors, employees, partners, members, advisors, successors, and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally waives, releases, and forever discharges the Purchaser and its Affiliates (including the Company Entities) and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors, and assigns (collectively, the “Purchaser Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Seller Releasing Parties may have against each of the Purchaser Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Purchaser Released Parties occurring or arising on or prior to the Closing (the “Purchaser Released Matters”). The Seller hereby represents and warrants (a) that it has the authority to bind each of the other Seller Releasing Parties, and (b) that no Seller Releasing Party has voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Purchaser Released Matter and that no Person (other than a Seller Releasing Party) has any interest in any Purchaser Released Matter by Law or contract by virtue of any action or inaction by any Seller Releasing Party.

SECTION 5.07. Investment and Operation. For ten (10) years after the Closing, the Purchaser shall cause the Company Entities to, and the Company Entities shall, invest their capital and otherwise conduct their operations and manage their assets in a commercially reasonable prudent manner. Without limitation of the foregoing, in the first six (6) years after the Closing, investments of or backing the Seller Cash Contribution and the Purchaser Capital At Risk Amount shall be consistent with investment guidelines set forth on Schedule 1.01(d) (as may be adjusted as the Purchaser deems necessary in good faith so long as the overall risk profile of any adjusted guidelines remains similar to those set forth on such Schedule attached hereto).

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SECTION 5.08. Insurance Matters.  For ten (10) years after the Closing, the Purchaser shall cause the Company Entities not to, and the Company Entities shall not, take any actions that would reasonably be expected to adversely affect, in any material respect, existing insurance coverage, or coverage in place agreements, with respect to the members of the Company Group in a manner that would reasonably be expected to jeopardize the solvency of any such entities. For the avoidance of doubt, the foregoing sentence shall not limit insurance policy settlements and buyouts and similar actions to the extent that such actions would not materially jeopardize the solvency of such entities.

SECTION 5.09. Further Action. (a) Except as otherwise provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including as set forth on Section 3.09 of the Seller Disclosure Schedule.

(b)           From time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other Parties to make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(c)            Within thirty (30) days following the Closing Date, the Seller shall deliver or cause to be delivered to the Purchaser two (2) electronic copies of the “data room” as such existed as of the Closing Date.

SECTION 5.10. Wrong Pockets. The Parties acknowledge that, following the Closing, all insurance proceeds under the Asbestos Insurance Programs, as well as the Asbestos Insurance Programs themselves (including the Insurance Policies), in each case applicable to the Asbestos Claims are the property of the Purchaser and the Company Group. In the event that after the Closing, the Seller or any of its Affiliates receives any such insurance proceeds, or discovers that a component of the Asbestos Insurance Programs (including any Insurance Policy) is not held or owned by or otherwise within the control of any Company Entity, the Seller shall remit any such payment or transfer such component of the Asbestos Insurance Programs (or such Insurance Policy), as applicable, within ten (10) Business Days (or cause to be remitted or transferred, as applicable, within ten (10) Business Days) to the Purchaser or its designee.

Article VI

TAX MATTERS

SECTION 6.01. Tax Returns.

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(a)            The Seller shall prepare, or cause to be prepared, all Tax Returns that are required to be filed by, or with respect to, any member of the Company Group for Pre-Closing Periods (other than for a Straddle Period) that are due after the Closing Date (taking into account any applicable extensions); provided, however, that (i) such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law, (ii) the Seller shall deliver a completed draft of all Tax Returns for any Pre-Closing Period (other than a Straddle Period) described in this Section 6.01(a) to the Purchaser for the Purchaser’s review and comment at least twenty (20) days prior to the filing thereof, and the Seller shall reflect any of the Purchaser’s reasonable comments on such Tax Returns, and (iii) the Purchaser shall cause to be timely filed all Tax Returns described in this Section 6.01(a) that are required to be filed after the Closing Date. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates shall be entitled to review any Tax Return filed by the Seller or any of its Affiliates on a consolidated, combined, unitary, or affiliated Tax group basis; provided, however, that the Purchaser shall be entitled to review the Check the Box Election and such Tax Returns (or portions of such Tax Returns) as relate to the covenants and agreements set forth in Section 6.04.

(b)           The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for any Straddle Period that are required to be filed by or with respect to any member of the Company Group on or after the Closing Date; provided, however, that such Tax Returns shall be prepared in a manner consistent with past practice of any member of the Company Group, except as otherwise required by applicable Law. The Purchaser shall deliver a completed draft of all Tax Returns for any Straddle Period described in this Section 6.01(b) to the Seller for the Seller’s review and comment at least twenty (20) days prior to the filing thereof, and the Purchaser shall reflect any of the Seller’s reasonable comments on such Tax Returns.

(c)            If any of the shares of the Company sold in the transactions contemplated by this Agreement is a “loss share” within the meaning of Treasury Regulation §1.1502-36(f)(7), then Seller shall make, or cause its applicable Affiliates to make, an election (i) under Treasury Regulation §1.1502-36(d)(6)(i)(B), to reattribute all of the Company’s Category A, Category B and Category C attributes described in Treasury Regulation §1.1502-36(d)(4)(i)(A)-(C), (ii) under Treasury Regulation §1.1502-36(d)(6)(i)(A), or (iii) any combination of the elections under Treasury Regulation §1.1502-36(d)(6)(i)(A) and Treasury Regulation §1.1502-36(d)(6)(i)(B) to the extent necessary to avoid any reduction of any other attributes of the Company (including any Category D attributes described in Treasury Regulation §1.1502-36(d)(4)(i)(D)).

SECTION 6.02. Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes (other than Conveyance Taxes) for a Straddle Period between a Pre-Closing Period and a Post-Closing Period, (i) the amount of any Taxes, other than Property Taxes described in clause (ii), will be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books as of the close of the day on the Closing Date, and (ii) the amount of property Taxes, ad valorem Taxes, and similar Taxes charged on a periodic basis (“Property Taxes”) for a Straddle Period will be allocated between the Pre-Closing Period and the Post-Closing Period based on the amount of such Property Tax for the entire Straddle Period, up to and including the Closing Date, multiplied by a fraction, the numerator of which is the number of days in the applicable portion of the Straddle Period and the denominator of which is the total number of days in such Straddle Period.

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SECTION 6.03. Tax Cooperation. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the members of the Company Group to provide such cooperation and information) in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Purchaser and its Affiliates shall not have any access to the consolidated federal income Tax Returns of the Seller’s consolidated group; provided, however, that the Purchaser shall be entitled to review the Check the Box Election and such Tax Returns (or portions of such Tax Returns) as relate to the covenants and agreements set forth in Section 6.04.

SECTION 6.04. Tax Treatment.

(a)            The Seller and the Purchaser intend to treat the Check the Box Election as an exchange pursuant to Section 351 of the Code, and will take no position, and not cause any of their Affiliates to take any position, inconsistent with the foregoing unless otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code.

(b)           Except as otherwise provided in this Section 6.04(b), neither the Seller nor any of its Affiliates will claim any loss or deduction for any income Tax purposes in respect of any costs or expenses (including legal fees) to be incurred by any member of the Company Group following the Closing with respect to Asbestos Claims (“Future Defense Costs”), including any loss or deduction attributable to basis derived from any cash or other property contributed by the Seller or any of its Affiliates to the Company for the purpose of funding estimated Future Defense Costs. In the event that the Purchaser or any of its Affiliates receives a final determination (within the meaning of Section 1313 of the Code) that it is ineligible to claim a loss or deduction in respect of some or all of the Future Defense Costs, if permitted by applicable Law and to the extent any requested actions are not reasonably expected to result in additional unreimbursed Tax liability to the Seller or its Affiliates, the Seller agrees to use commercially reasonable efforts, to file future Tax Returns to claim such Future Defense Costs (including, if allowable, to change its method of accounting under Section 446 of the Code so as to get any benefit of past deductions on future Tax Returns), and if so to pay over to the Purchaser each year any actual reductions in Tax (determined on a with or without basis) resulting from such deductions. For the avoidance of doubt, the Purchaser shall have no right to review any Tax Return of the Seller or any of its Affiliates, except as otherwise provided in Section 6.01.

(c)            No deduction will be taken with respect to any Assumed Liabilities for any Tax period (or portion thereof) beginning after the Closing, nor will any such liabilities be reflected in computing the amount of loss realized by the Seller or any of its Affiliates in connection with the sale of Company Interests to the Purchaser.

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SECTION 6.05. Tax Claims.

(a)            If a written notice of deficiency, audit, examination, claim, litigation, or other administrative or court proceeding, suit, or dispute with respect to Excluded Taxes is received by the Purchaser for which a claim for indemnification could be made pursuant to this Agreement (a “Tax Claim”), the Purchaser shall give the Seller prompt written notice of such Tax Claim. The failure to give such prompt written notice shall not release, waive, or otherwise affect the obligations of the Seller with respect thereto except to the extent that the Seller is actually and materially prejudiced as a result of such failure.

(b)           The Seller shall have the right, at its sole expense, to assume control of any Tax Claim related to a Pre-Closing Period, other than for a Tax Claim related to a Straddle Period; provided, that (i) the Purchaser shall have the right, at its sole expense, to participate in such Tax Claim along with counsel of its choice, (ii) the Seller shall keep the Purchaser reasonably informed and consult with the Purchaser with respect to any issue relating to such Tax Claim, (iii) the Seller shall provide the Purchaser copies of all correspondence, notices, and other written material received from any Governmental Authority with respect to such Tax Claim, (iv) the Seller shall provide the Purchaser with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Authority in connection with such Tax Claim, and (v) the Seller shall not agree to a settlement or compromise of a Tax Claim without first obtaining the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed) if such settlement or compromise would reasonably be expected to increase an amount of Taxes payable by the Purchaser or the Purchaser’s Affiliates in a Post-Closing Period.

(c)            The Purchaser shall control any Tax Claims related to a Straddle Period; provided, that (i) the Seller shall have the right to participate, at its sole expense, in such Tax Claim along with counsel of their choice, (ii) the Purchaser shall keep the Seller reasonably informed and consult with the Seller with respect to any issue relating to such Tax Claim, (iii) the Purchaser shall provide the Seller copies of all correspondence, notices, and other written material received from any Governmental Authority with respect to such Tax Claim, (iv) the Purchaser shall provide the Seller with a copy of, and an opportunity to review and comment on, all material submissions made to a Governmental Authority in connection with such Tax Claim, and (v) neither the Purchaser nor the Purchaser’s Affiliates shall agree to a settlement or compromise of any such Tax Claim that would reasonably be expected to increase an amount that the Seller may indemnify the Purchaser for under this Agreement without first obtaining the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to any Post-Closing Period, other than a Straddle Period, neither the Purchaser nor the Purchaser’s Affiliates shall agree to a settlement or compromise of any Tax claim that would reasonably be expected to increase an amount that the Seller may indemnify the Purchaser for under this Agreement without first obtaining the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(d)           Notwithstanding anything in this Agreement to the contrary, this Section 6.05 shall control with respect to any Tax Claim, and neither the Purchaser nor any of its Affiliates shall be entitled to participate in any Tax Claim related to any Tax Return filed by the Seller or any of its Affiliates on a consolidated, combined, unitary, or affiliated Tax group basis.

SECTION 6.06. Conveyance Taxes. The Person legally responsible for filing Tax Returns with respect to any Conveyance Taxes incurred or which may be payable in connection with this Agreement or any transactions contemplated hereby shall be responsible for the preparation and filing (and all costs related thereto) of any such Tax Returns with the appropriate Governmental Authority (including any documentation). The Purchaser and the Seller will each be responsible for 50% of any and all such Conveyance Taxes (and costs related thereto). The Purchaser and the Seller shall cooperate in timely making all filings, returns, reports, and forms as may be required in connection with such Conveyance Taxes and in obtaining any exemption or exclusion from such Conveyance Taxes.

SECTION 6.07. Tax Covenants.

(a)            The Purchaser, and any Affiliate of the Purchaser, shall not engage in any of the following acts related to the members of the Company Group: (i) amending, refiling or otherwise modifying, or causing or permitting a member of the Company Group to amend, refile or otherwise modify, any Tax election or Tax Return for a Pre-Closing Period, (ii) granting an extension of any applicable statute of limitations with respect to a Tax Return of any member of the Company Group for a Pre-Closing Period, or (iii) entering into any voluntary disclosure Tax program, agreement, or arrangement with any Governmental Authority that relates to the Taxes of any member of the Company Group for a Pre-Closing Period, in each case, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).

(b)           Other than the Check the Box Election specified in Section 3.10(m), each of the Purchaser and the Seller shall not make, and shall cause its Affiliates (including the members of the Company Group) not to make, (i) any election pursuant to Regulations Section 301.7701-3, or (ii) any other election with respect to any member of the Company Group, if such election would impact Taxes of any Pre-Closing Period.

(c)            The Seller will not report the Reorganization Transactions or the sale and purchase of the Company Interests as (or as part of) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

Article VII

INDEMNIFICATION

SECTION 7.01. Survival of Representations, Warranties and Covenants. (a) The representations and warranties of the Parties contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years after the Closing (other than the Fundamental Representations and the representations and warranties set forth in Section 3.10(k) and Section 3.10(l), which shall survive the Closing for sixty (60) days following the applicable statute of limitations), and (b) none of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements (or if no such term is set forth therein, until such covenant or agreement is fully performed); provided, however, that any claim made with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 7.01 shall survive until such claim is finally resolved.

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SECTION 7.02. Indemnification by the Seller. The Purchaser and its Subsidiaries and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents and other Representatives (each a “Purchaser Indemnified Party”) shall, subject to Section 5.02(b), from and after the Closing be indemnified and held harmless by the Seller for and against all losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses, including in connection with defense and/or enforcement), Taxes, interest, awards, judgments, and penalties suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of, or resulting from, (a) the breach of any representation or warranty made by the Seller contained in this Agreement, (b) the breach of any covenant or agreement by the Seller contained in this Agreement, (c) Excluded Taxes, (d) the Excluded Environmental Liabilities, (e) the Excluded Company Liabilities or (f) the Reorganization Transactions (other than any Taxes related thereto, which Taxes would be Excluded Taxes addressed in clause (c)); provided, that with respect to each of the clauses (a) - (f) and notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall not be indemnified under this Section 7.02 for any Assumed Liabilities, which shall be indemnified by the Company Entities as set forth in Section 7.04 (subject to the express terms set forth therein and other limitations applicable with respect thereto); provided, further, that the Purchaser Indemnified Parties shall be indemnified under clause (a) above for any breach of the representations or warranties made by the Seller in Section 3.13 (Asbestos Claims), subject to the express terms set forth therein and other limitations applicable with respect thereto.

SECTION 7.03. Indemnification by the Purchaser.

(a)            The Seller, its Affiliates, and its and their respective officers, directors, employees, agents and other Representatives (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses, to the extent arising out of, or resulting from, the breach of any representation or warranty made by the Purchaser contained in this Agreement.

(b)           From and after the Closing, the Purchaser and the Company Entities shall not, and shall cause their respective Affiliates not to, permit or cause any member of the Company Group or any of the material assets of the Company Group (other than the Owned Real Property) to be sold or otherwise transferred to any Person that is not controlled by the Company without the prior written consent of the Seller; provided, that, if the Seller provides such consent, then, such member of the Company Group may not be sold or otherwise transferred unless, prior to such transfer, the transferee executes and delivers to the Seller an acknowledgment, in form and substance acceptable to the Seller, in its reasonable discretion, agreeing (i) to be bound by the provisions of this Agreement and the other Transaction Documents applicable to the Purchaser and the Company Entities (as applicable) from and after the Closing, and (ii) to perform the obligations to be performed from and after the Closing by the Purchaser and the Company (as applicable) under this Agreement and the other Transaction Documents, including the obligations set forth in this Article VII; provided, further, that no such transfer shall relieve the Purchaser or the Company Entities from their obligations under this Agreement and the other Transaction Documents.

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SECTION 7.04. Indemnification by the Company Entities. (a) Each Seller Indemnified Party shall from and after the Closing be indemnified and held harmless by the Company Entities for and against any and all Losses incurred or suffered by them, to the extent arising out of, relating to, or resulting from, (i) the Assumed Liabilities, (ii) the operation, or any Restructuring, of any member of the Company Group after the Closing (except to the extent attributable to the period prior to the Closing) or (iii) the breach of any covenant or agreement contained in this Agreement after the Closing Date by the Purchaser, a Company Entity, or any member of the Company Group.

(b)           The Seller Indemnified Parties shall be entitled to indemnification hereunder with respect to Asbestos Claims (i) notwithstanding the theory of liability alleged in an Asbestos Claim, including any Asbestos Claim based on theories of veil-piercing or successor liability, or that alleges that any Company Entity was not solvent as of, or prior to, the Closing, or any Asbestos Claim made under, in connection with, or in respect of, applicable federal or state fraudulent transfer law, and (ii) regardless of whether or not (x) such Asbestos Claims have been asserted against a Seller Indemnified Party, a Company Entity, or any other SPX Historical Party, or (y) any Seller Indemnified Party, the Company Entities, any other SPX Historical Party, or Representatives of any of the foregoing has any actual or constructive knowledge of such Asbestos Claims.

SECTION 7.05. Limitations on Indemnification. (a) No claim may be asserted nor may any Action be commenced against a Party for breach of any representation, warranty, covenant, or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant, or agreement on which such claim or Action is based ceases to survive as set forth in Section 7.01.

(b)           Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller shall not be liable for any Losses pursuant to Section 7.02(a) (other than Losses resulting from breaches of Fundamental Representations), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller exceeds $500,000, whereupon the Purchaser shall be entitled to indemnification for the amount of such Losses in excess of such amount, (ii) no Losses may be claimed under Section 7.02(a) (other than Losses resulting from breaches of the Fundamental Representations) or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $35,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances, (iii) the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of, or resulting from, the causes set forth in Section 7.02(a) (other than Losses resulting from breaches of the Fundamental Representations) shall be $7,342,000,

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(iv) the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of, or resulting from, the causes set forth in Section 7.02(a) for Losses resulting from breach of Fundamental Representations shall be $14,685,000, and (v) the Parties acknowledge and agree that the no Indemnifying Party shall have any Liability under any provision of this Agreement for any Loss, if the Seller, on the one hand, or the Purchaser, on the other hand, as applicable, demonstrates that such Loss is primarily caused by (A) (1) in the case of a Purchaser Indemnified Party, any action or inaction of the Purchaser or any of its Representatives taken after the consummation of the transactions contemplated herein (other than any action or inaction that is consistent with the ordinary course past practice of the Company Entities prior to the Closing) or (2) in the case of a Seller Indemnified Party, any action or inaction of the Seller or any of its Representatives taken after the consummation of the transactions contemplated herein, (B) (1) in the case of a Purchaser Indemnified Party, any action or inaction of the Seller or any of its Representatives taken after the consummation of the transactions contemplated herein at the written request, at the written direction, or with the prior written consent, of the Purchaser or any of its Representatives or (2) in the case of a Seller Indemnified Party, any action or inaction of the Purchaser or any of its Representatives taken after the consummation of the transactions contemplated herein at the written request, at the written direction, or with the prior written consent, of the Seller or any of its Representatives, or (C) (1) in the case of a Purchaser Indemnified Party, any action, that the Seller or any of its Representatives was expressly required to take or not to take pursuant to the terms of this Agreement, any Transaction Document or, that the Seller or any of its Representatives was required to take under applicable Law (based on the written advice of counsel) or (2) in the case of a Seller Indemnified Party, any action, that the Purchaser or any of its Representatives was expressly required to take or not to take pursuant to the terms of this Agreement, any Transaction Document or, that the Purchaser or any of its Representatives was required to take under applicable Law (based on the written advice of counsel).

(c)            Notwithstanding anything to the contrary contained in this Agreement, after the Closing, no Indemnifying Party shall have any liability under any provision of this Agreement for any punitive damages, except to the extent awarded to a third party. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall have no liability under this Agreement (including for claims of breach of any representations or warranties made by the Seller) in respect of any Asbestos Claim or any Asbestos-Related Liability, except with respect to any claim of breach of any representations or warranties made by the Seller contained in Section 3.13 (Asbestos Claims) and subject to the express terms set forth therein and other limitations applicable with respect thereto.

(d)           For all purposes of this Article VII, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification) actually paid by a third-party insurance company to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates actually receive such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit and any increases in premiums, shall be paid to the Indemnifying Party, and (ii) any Tax benefit available to the Indemnified Party or any of its Affiliates arising in connection with the accrual, incurrence, or payment of any such Losses actually realized in cash, or as a reduction, credit or offset against Taxes, in the taxable year of such Loss, any preceding taxable year or the subsequent taxable year.

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(e)            Each Party shall, and shall cause its respective Representatives to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses, in each case to the extent required by Law. No Party shall be entitled to any payment, adjustment, or indemnification more than once with respect to the same Loss.

SECTION 7.06. Notice of Loss; Third-Party Claims. (a) An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given, or is reasonably expected to give, rise to a right of indemnification under this Agreement, stating an estimate of the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that no delay on the part of any Indemnified Party in providing such notice shall adversely affect the rights of an Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If an Indemnified Party shall receive notice of any Action, audit, demand, or assessment against it by a third party (each, a “Third-Party Claim”) that is indemnifiable under this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such Third-Party Claim, stating an estimate of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or, to the extent material, otherwise received by the Indemnified Party and its Representatives in respect thereof. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 7.06(b) shall not limit the obligations of the Indemnifying Party under this Agreement, except to the extent such Indemnifying Party is materially prejudiced thereby.

(c)            The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its sole cost and expense and through counsel of its choice, if it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party, and such notice contains an acknowledgment that the Indemnifying Party is obligated to indemnify the Indemnified Party with respect to such claim, subject to the limitations set forth in this Article VII. If the Indemnifying Party assumes such defense against a Third-Party Claim, (i) the Indemnifying Party shall use commercially reasonable efforts in the defense of such claim, (ii) the Indemnified Party may participate in such defense at its sole cost and expense, and (iii) the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession as is reasonably requested by the Indemnifying Party. The Indemnifying Party shall not admit any liability with respect to, or settle, compromise, or discharge any Third-Party Claim without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed); provided that such consent of the Indemnified Party shall not be required if the judgment or proposed settlement (i) releases the Indemnified Party and its Affiliates from all liability or obligation in connection with such Action, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party or its Affiliates but involves solely the payment of money damages for which the Indemnified Party will be fully indemnified and (iii) does not involve a finding or admission of any violation of applicable Law or other wrongdoing by the Indemnified Party or its Affiliates. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 7.06(c) and proposes to settle such Third-Party Claim, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise, or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

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SECTION 7.07. Remedies. Each of the Parties acknowledges and agrees that, except for claims arising out of Fraud (with respect to which none of the limitations herein apply), (a) other than as provided in Section 8.10, (i) the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the Parties for any breach of the representations and warranties contained in this Agreement, in any certificate delivered pursuant to this Agreement and for any failure to perform and comply with any covenant or agreement by this Agreement, and (ii) any and all claims arising out of, the transactions contemplated by this Agreement must be brought under, and in accordance with the terms of, this Agreement (except with respect to the Transition Services Agreement and the transactions contemplated thereby), and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant, or agreement contained herein shall give rise to any right on the part of any Party, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each of the Parties hereby acknowledges and agrees that none of them or their respective Indemnified Parties may avoid any limitation of Liability by seeking damages for breach of contract, tort, or pursuant to any other theory of liability (including under any Environmental Law), all of which are hereby waived. Each of the Purchaser and the Company Entities hereby acknowledges and agrees that the indemnities set forth in this Article VII supersede the provisions of the Reorganization Documents and are the sole and exclusive remedy for claims against SPX or any of the Representatives of SPX in connection with the Reorganization Transactions. Each Party shall direct its Representatives to comply with this Section 7.07.

Article VIII

GENERAL PROVISIONS

SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

SECTION 8.02. Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or, if provided below, by electronic mail (provided that no “bounceback” or notice of non-delivery is received) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

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(a)            if to the Seller:

SPX Technologies, Inc.

6325 Ardrey Kell Road, Suite 400

Charlotte, North Carolina 28277

Email:       john.nurkin@spx.com

Attention:  John W. Nurkin, General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069

Email:       george.casey@shearman.com

                 hschiwek@shearman.com

Attention: George A. Casey, Esq.
               Heiko Schiwek, Esq.

(b)           if to the Purchaser or to the Company Entities:

Canvas Holdco, LLC
c/o Global Risk Capital
515 North Flagler Drive , Suite P300
West Palm Beach, Florida 33104
Email:       Jlo@g-risk.com and Gwakinshaw@g-risk.com

Attention:  John L. Osborne and Gary Wakinshaw

and

Canvas Holdco, LLC
c/o Premia Holdings Inc
1787 Sentry Park West
VEVA 16, Suite 220
Blue Bell, PA 19422
Email:        bofarrell@premiareus.com and loates@premiareus.com
Attention:  Bill O’Farrell and Leigh Oates

with a copy to:

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Jones Day
325 John H. McConnell Boulevard, Suite 600
Columbus, OH 43215-2673
Email:        agullett@jonesday.com
Attention:  Ashley Gullett

SECTION 8.03. Public Announcements. None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other Parties, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement, or communication; provided, however, that the prior written consent of the other Parties shall not be required hereunder with respect to any press release, public announcement, or communication that is substantially similar to a press release, public announcement, or communication previously issued with the prior written consent of such other Parties. Furthermore, in no event shall the Seller or any of its Affiliates make any statements, written or otherwise, to the public relating to Asbestos Claims.

SECTION 8.04. Severability. If any term or other provision of this Agreement is declared invalid, illegal, or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.05. Entire Agreement. This Agreement, the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 8.06. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any attempted assignment that is not in accordance with this Section 8.06 shall be null and void; provided, that the Seller may assign to a solvent third party any of its rights under Article VII; provided, further, that no such assignment shall limit or reduce the Seller’s (or the Seller’s assignee’s) obligations hereunder.

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SECTION 8.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended, or (b) by a waiver in accordance with Section 8.08.

SECTION 8.08. Waiver. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered by the other Parties pursuant to this Agreement, or (c) waive compliance with any of the agreements of the other Parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 8.09. No Third-Party Beneficiaries. Except for the provisions of Section 5.06, Article VII and Section 8.12, which are intended to benefit and be enforceable by the parties specified therein, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 8.10. Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages or posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy or assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement.

SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions that, directly or indirectly, arise out of, or relate to, this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any Party that, directly or indirectly, arises out of or relates to this Agreement, (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 8.02, (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts, (ii) its property is exempt or immune from attachment or execution in the State of Delaware, (iii) such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts, and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

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SECTION 8.12. Provision With Respect to Legal Representation. Shearman & Sterling LLP (“S&S”) has served as counsel to SPX and the Company Entities, in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Reorganization Transactions, and Robinson, Bradshaw & Hinson, P.A. (“RBH”) has served as counsel to SPX and the Company Entities in connection with the Reorganization Transactions, and each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates, that notwithstanding such representation, S&S and RBH may each serve as counsel to SPX, any manager, director, member, partner, officer, employee, or Affiliate of SPX, in connection with any litigation, claim, or obligation arising out of, or relating to, this Agreement, the transactions contemplated herein or the Reorganization Transactions (any such representation, the “Post-Closing Representation”). Each of the Parties hereby does, and shall cause each of its Affiliates to, consent to the foregoing arrangements and irrevocably waives (and shall not assert) any actual or potential conflict of interest or any objection that may arise from any representation by S&S or RBH permitted hereunder. Each Party acknowledges that the foregoing provision applies whether or not S&S or RBH provides legal services to the Seller or any of its Subsidiaries after the Closing Date. Each Party, for itself and its Affiliates, hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between the Company Group and its counsel, including S&S and RBH, made in connection with the negotiation, preparation, execution, delivery, and performance under, or any dispute or proceeding arising out of, or relating to, this Agreement, any agreements or transactions contemplated by this Agreement or the Reorganization Transactions, or any matter relating to any of the foregoing are privileged communications and documentation between the Company Group and such counsel, shall solely belong to the Seller and shall not pass and become an asset or property of the Company or its Subsidiaries following the Closing; and from and after the Closing, none of the Purchaser, a Company Entity or any Person purporting to act on behalf of or through the Purchaser, a Company Entity or any of their respective Affiliates, shall seek to obtain the same by any process. From and after the Closing, each of the Company Entities and the Purchaser, on behalf of itself and its Affiliates, waives and shall not assert any attorney-client privilege with respect to any communication between S&S and RBH, on the one hand, and any member of the Company Group, on the other hand, occurring prior to the Closing or in connection with any Post-Closing Representation; provided that, if a dispute arises between the Purchaser and any Company Entity, on the one hand, and any other Person (except for the Seller or any of its Representatives), on the other hand, the Purchaser and the Company Entities may exercise any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any communication between S&S and RBH, on the one hand, and any member of the Company Group, on the other hand, occurring prior to the Closing. The Parties further agree that S&S and RBH, and their respective partners and employees, are third party beneficiaries of this Section 8.12.

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SECTION 8.13. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.14. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

SPX TECHNOLOGIES, INC.

By:	/s/ John W. Nurkin
Name: John W. Nurkin
Title: Vice President, General Counsel and Secretary

SPX, LLC

By:	/s/ John W. Nurkin
Name: John W. Nurkin
Title: Vice President and Secretary

THE MARLEY-WYLAIN COMPANY, LLC

By:	/s/ John W. Nurkin
Name: John W. Nurkin
Title: Manager

SPX COOLING TECHNOLOGIES, LLC

By:	/s/ John W. Nurkin
Name: John W. Nurkin
Title: Vice President and Secretary

[Signature Page to Sale and Purchase Agreement]

CANVAS HOLDCO, LLC

By:	/s/ John Osborne
Name: John Osborne
Title: Authorized Person

By:	/s/ William O’Farrell
Name: William O’Farrell
Title: Authorized Person

[Signature Page to Sale and Purchase Agreement]